Filed Pursuant to Rule 424(b)(5)
Registration No. 333-256848

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 9, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated June 7, 2021)

$

% Junior Subordinated Debentures due 2061

This is an offering by Globe Life Inc. of $            of its % Junior Subordinated Debentures due 2061, which we refer to as the “debentures” in this prospectus supplement and as “subordinated debt securities” in the accompanying base prospectus. The debentures are unsecured, subordinated debt instruments issued by Globe Life Inc. under a subordinated indenture. The debentures will bear interest at the rate of % per year, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2021. So long as no event of default with respect to the debentures has occurred and is continuing, we have the right, on one or more occasions, to defer the payment of interest on the debentures as described in this prospectus supplement for up to five consecutive years without giving rise to an event of default. Deferred interest will accumulate additional interest at an annual rate equal to the annual interest rate then applicable to the debentures, compounded quarterly.

We may redeem the debentures, in whole but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of (i) a “tax event” or a “regulatory capital event,” in each case at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption or (ii) a “rating agency event” at a redemption price equal 102% of their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption. On or after June 15, 2026, we may redeem the debentures, in whole or in part, at their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption.

The debentures will be issued in denominations of $25 and integral multiples of $25 in excess thereof. The debentures will mature on June 15, 2061 (or if such day is not a business day, the following business day), unless earlier redeemed.

The debentures are a new issue of securities with no established trading market. We intend to apply to list the debentures on the New York Stock Exchange (the “NYSE”) under the symbol “    .” If the application is approved, we expect trading in the debentures to begin within 30 days of the original issue date of the debentures.

An investment in the debentures involves risks. Consider carefully the “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as those in the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports that we file with the Securities and Exchange Commission in the future.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Debenture	Total (3)
Price to Public (1)	$	$
Underwriting Discount (2)	$	$
Proceeds (before expenses) to Globe Life	$	$

(1)	Plus accrued interest, if any, from June , 2021 if settlement occurs after that date.
(2)	Underwriters will receive an underwriting discount of $ per debenture sold to retail investors, and $ per debenture sold to institutional investors.
(3)	Reflects $ aggregate principal amount of debentures sold to retail investors and $ aggregate principal amount of debentures sold to institutional investors.

We have granted the underwriters the right to purchase an additional $     aggregate principal amount of debentures at the price to the public, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover overallotments, if any.

The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, S.A., and Euroclear Bank S.A./N.V. on or about June             , 2021 which is the third business day following the date of this prospectus supplement. See “Underwriting”.

Joint Book-Running Managers

BofA Securities	Morgan Stanley	Wells Fargo Securities

The date of this prospectus supplement is June             , 2021

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the debentures and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus or contained in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the debentures in any jurisdiction where the offer to sell the debentures is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus and any related free writing prospectus, as well as information we previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, the terms “Globe Life,” “we,” “us” or “our” mean Globe Life Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the information incorporated in such documents by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties, including uncertainties related to the expected impact of the COVID-19 pandemic on our business operations, financial results and financial condition. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to:

•

Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from our assumptions;

•

Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);

•

Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;

•	Interest rate changes that affect product sales and/or investment portfolio yield;

•	General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;

•	Changes in pricing competition;

•	Litigation results;

•

Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);

•	The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;

•	The customer response to new products and marketing initiatives;

•	Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;

•	Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;

•

The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. and state governments’ and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products;

•	Our ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic; and

•	The anticipated use of the net proceeds from this offering.

For a discussion of additional factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus supplement and in other information contained in our publicly available SEC filings, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020. You are cautioned not to place undue influence on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov.

We maintain a web site at www.globelifeinsurance.com. Information on, or accessible through, our web site is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying base prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Certain information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or accompanying base prospectus. We incorporate by reference in this prospectus supplement and accompanying base prospectus the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2021 (solely to the extent incorporated by reference into the Annual Report); and

•	Our Current Reports on Form 8-K filed with the SEC on February 25, 2021, February 26, 2021 and May 4, 2021.

This prospectus supplement and accompanying base prospectus also incorporate by reference all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of the securities made by means of this prospectus supplement and accompanying base prospectus. These documents contain important information about us and our finances. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules, including any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K.

You should consider any statement contained in a document incorporated or considered incorporated by reference into this prospectus supplement and the accompanying base prospectus to be modified or superseded to the extent that a statement contained in this prospectus supplement or the accompanying base prospectus, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or accompanying base prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus. You should not assume that the information in this prospectus supplement, the accompanying base prospectus or any related free writing prospectus, or the information incorporated by reference in this prospectus supplement or the accompanying base prospectus, is accurate as of any date other than the date of this prospectus supplement, the accompanying base prospectus, the related free writing prospectus or the document from which such information is incorporated.

You may obtain a copy of any or all of the documents incorporated by reference into this prospectus supplement or the accompanying base prospectus (including any exhibits that are specifically incorporated by reference in those documents), as well as a copy of the registration statement of which this prospectus supplement and the accompanying base prospectus are a part and its exhibits, at no cost to you by writing or telephoning us at the following address or telephone number or visiting our website at www.globelifeinsurance.com (the information contained on, or accessible through, our website is not incorporated herein by reference and does not form a part of this prospectus supplement or the accompanying base prospectus):

Globe Life Inc.

3700 South Stonebridge Drive

McKinney, Texas 75070

Attention: Investor Relations Department

Tel: (972) 569-3627

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about Globe Life Inc. and this offering. It does not contain all of the information that may be important to you in connection with your decision to invest in the debentures. We encourage you to read this prospectus supplement and the accompanying base prospectus in their entirety as well as the information we incorporate by reference before making an investment decision. Unless otherwise stated, this prospectus supplement assumes no exercise of the underwriters’ overallotment option.

Globe Life, Inc.

We are an insurance holding company that provides protection life and supplemental health insurance and related products. We were incorporated in Delaware on November 29, 1979. We are the ultimate parent company of Globe Life And Accident Insurance Company, American Income Life Insurance Company, Liberty National Life Insurance Company, United American Insurance Company and Family Heritage Life Insurance Company of America. Globe Life And Accident is a direct-to-consumer provider of life insurance known for its administrative efficiencies. American Income provides individual life insurance to working families. Liberty National is one of the oldest traditional insurers in the Southeast. United American is a consumer-oriented provider of supplemental life and health insurance. Family Heritage Life provides individual supplemental health insurance.

Our principal executive offices are located at 3700 South Stonebridge Drive, McKinney, Texas 75070, and our telephone number is (972) 569-4000.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description, see “Description of Debentures” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus.

Issuer	Globe Life Inc.

Debentures Offered	% Junior Subordinated Debentures due 2061

Principal Amount	$ (exclusive of any debentures sold pursuant to the underwriters’ overallotment option) .

Overallotment Option	We have granted the underwriters an overallotment option to purchase an additional $ aggregate principal amount of debentures at the price to public, less the underwriting discount, within 30 days from the date of this prospectus supplement, solely to cover overallotments, if any.

Maturity	The debentures will mature on June 15, 2061, the maturity date.

Interest	The debentures will bear interest at a fixed annual rate of %. We will pay interest quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2021, subject to our right to defer the payment of interest and related obligations as described in “Description of the Debentures—Option to Defer Interest Payments.”

Record Date	We will make interest payments on the debentures to the holder of record at the close of business on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding such March 15, June 15, September 15 or December 15, whether or not a business day. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

Optional Deferral of Interest Payments	So long as no event of default with respect to the debentures has occurred and is continuing, we have the right on one or more occasions to defer the payment of interest on the debentures, as described in “Description of the Debentures—Option to Defer Interest Payments,” for up to five consecutive years without giving rise to an event of default. During a deferral period, interest will continue to accrue at the interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law.

Certain Payment Restrictions

If we have exercised our right to defer interest payments on the debentures, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank equally with or junior to the debentures upon our liquidation, dissolution, or winding up, subject to certain limited exceptions. For more information, see “Description of the Debentures—Option to Defer Interest Payments—Certain Limitations during a Deferral Period.”

Optional Redemption	We may elect to redeem the debentures:

•

in whole at any time or in part from time to time on or after June 15, 2026, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of a “tax event” or a “regulatory capital event,” in each case at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of a “rating agency event” at a redemption price equal to 102% of their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption.

For more information and the definitions of “tax event,” “regulatory capital event” and “rating agency event,” see “Description of the Debentures—Optional Redemption.”

Subordination; Ranking	The debentures will be unsecured. The debentures, with respect to right of payment and upon our liquidation, will rank pari passu with our 6.125% Junior Subordinated Debentures due 2056 (to the extent such debentures remain outstanding after our use of the net proceeds from this offering) and with our 5.275% Junior Subordinated Debentures due 2057 and will be subordinated and junior to all of our existing and future senior indebtedness (as defined in the subordinated indenture (as defined in “Description of the Debentures”)). In addition, the debentures will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities, including obligations to policyholders. For more information, see “Description of the Debentures—Ranking.”

The debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment to the debentures. At March 31, 2021, our total consolidated indebtedness totaled approximately $2.0 billion. After giving effect to the consummation of the offering of the debentures and the application of the net proceeds therefrom, at March 31, 2021, the face value of our indebtedness would have totaled approximately $     billion, of which $     million would have ranked pari passu with the debentures and of which approximately $1.5 billion would have ranked senior to the debentures. In addition, the debentures will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities. At March 31, 2021, our subsidiaries’ outstanding liabilities were approximately $17.7 billion, excluding liabilities not required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles (“GAAP”) .

Events of Default	The following are events of default with respect to the debentures:

•	the failure to pay interest in full, including compounded interest, on any debenture for a period of 30 days, other than during an interest deferral period, or on the maturity date;

•	the failure to pay principal of or premium, if any, on any debenture on the maturity date or upon redemption;

•

Globe Life fails to comply in any material respect with any of its agreements or covenants in, or any of the provisions of, the subordinated indenture with respect to the debentures (other than an agreement, covenant or provision for which non-compliance is otherwise provided as an event of default), and such non-compliance continues for a period of 60 days after there has been given notice of such event of default;

•

certain defaults occur under any mortgage, agreement, indenture or instrument under which there may be issued, or by which there may be secured, guaranteed or evidences indebtedness of Globe Life, in an aggregate principal amount then outstanding of $10 million or more; or

•	certain events of our bankruptcy, insolvency or receivership.

If an event of default under the subordinated indenture arising from a default in the payment of interest, principal or premium, the failure to comply in any material respect with any of its covenants or certain defaults under other agreements has occurred and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debentures will have the right to declare the principal of and accrued but unpaid interest on the debentures to be due and payable immediately. If an event of default under the subordinated indenture arising from an event of our bankruptcy, insolvency or receivership has occurred, the principal of and accrued but unpaid interest on the debentures will automatically, and without any declaration or other action on the part of the trustee or any holder of debentures, become immediately due and payable. See “Description of the Debentures – Events of Default.”

Denominations; Book-Entry	The debentures will be issued in denominations of $25 and integral multiples of $25 in excess thereof. The debentures will be represented by one or more global debentures that will be deposited with and registered in the name of The Depository Trust Company or its nominee. We will not issue certificated debentures, except in the limited circumstances described under “Description of the Debentures—Book-Entry System—The Depository Trust Company.”

Listing	The debentures constitute a new issue of securities with no established trading market. We intend to apply to list the debentures on the NYSE under the symbol “ .” If the application is approved, we expect trading in the debentures to begin within 30 days of the original issue date of the debentures.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the debentures to redeem all or a portion of the $300 million outstanding principal amount of our 6.125% Junior Subordinated Debentures due June 15, 2056. See “Use of Proceeds” in this prospectus supplement.

The Junior Subordinated Indenture and the Trustee	The debentures will be issued pursuant to the Junior Subordinated Indenture, dated as of November 2, 2001, between us and Regions Bank (as successor in interest to The Bank of New York and The Bank of New York Mellon Trust Company), as trustee, as amended and supplemented by a Fourth Supplemental Indenture to be dated as of the issuance date of the debentures, between us and Regions Bank

Governing Law	The Junior Subordinated Indenture governing the debentures and the debentures will be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

United States Federal Income Tax Consequences

There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the debentures. Based on, among other things, certain assumptions and certain representations made by us, McAfee & Taft A Professional Corporation, our special tax counsel, will render its opinion to the effect that the debentures will be treated as indebtedness for U.S. federal income tax purposes. Such opinion is not binding on the Internal Revenue Service (“IRS”) or any court, and there can be no assurance that the IRS or a court will agree with such opinion. We agree, and by acquiring an interest in a debenture each beneficial owner of a debenture agrees, to treat the debentures as indebtedness for U.S. federal income tax purposes, unless otherwise required by a Tax Change. See “United States Federal Income Tax Consequences.”

Risk Factors	You should carefully consider all information set forth and documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-10 in this prospectus supplement, including the documents incorporated by reference, before purchasing any of the debentures.

RISK FACTORS

Investing in the debentures involves a number of risks. You should carefully consider the risks described below, as well as the risks, uncertainties and assumptions discussed in the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also note, however, that our business, financial condition, results of operations and prospects may have changed since the respective dates of those reports. In consultation with your own financial and legal advisors, you should carefully consider the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and pay special attention to the following discussion of risks before buying any of the debentures.

Risks Related to the Offering

Our obligations under the debentures will be unsecured and will be subordinated.

Our obligations under the debentures are unsecured. Our obligations under the debentures, with respect to priority of payment, will rank pari passu with our 6.125% Junior Subordinated Debentures due 2056 (to the extent such debentures remain outstanding after the application of the net proceeds of this offering), and our 5.275% Junior Subordinated Debentures due 2057 and will rank junior to our senior indebtedness (as defined in the subordinated indenture) and, in general, all of our secured indebtedness to the extent of the collateral securing such indebtedness. This means that we may not make any payments of principal or interest on the debentures if we default on a payment on our senior indebtedness. For more information on the subordination provisions and the definition of “senior indebtedness,” see “Description of Debentures—Ranking” in this prospectus supplement.

At March 31, 2021, our total consolidated indebtedness was approximately $2.0 billion. After giving effect to the consummation of the offering of the debentures and the application of the net proceeds therefrom, at March 31, 2021, the face value of our indebtedness would have totaled approximately $         billion, of which $         million would have ranked pari passu with the debentures and of which $1.5 billion would have ranked senior to the debentures. In addition, the debentures will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities. At March 31, 2021, our subsidiaries’ outstanding liabilities were approximately $17.7 billion, excluding liabilities not required to be reflected on a balance sheet in accordance with GAAP.

Due to the subordination provisions described in “Description of Debentures—Ranking,” in the event of our insolvency, funds which we would otherwise use to pay to the holders of the debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. The recovery of funds by our general creditors would not be so reduced. As a result, our general creditors may recover more, ratably, than the holders of the debentures. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the debentures.

The debentures will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the debentures would have any claims to those assets.

We are a holding company and conduct substantially all of our operations through, and substantially all of our consolidated assets are held by, our subsidiaries; however, the debentures will be obligations exclusively of ours and will not be guaranteed by any of our subsidiaries. As a result, the debentures will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the debentures would have any claims to those assets. At March 31, 2021, our subsidiaries’ outstanding liabilities were approximately $17.7 billion, excluding liabilities not required to be reflected on a balance sheet in accordance with GAAP.

Our ability to pay principal and interest on the debentures is limited by the amounts that our subsidiaries pay to us.

As a holding company, our ability to pay principal and interest on the debentures is affected by the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends on their common stock and preferred stock held by us. Our insurance company subsidiaries are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. For example, under certain state insurance laws, an insurance company generally may pay dividends only out of its unassigned surplus as reflected in its statutory financial statements filed in that state.

We can give no assurance that more stringent restrictions will not be adopted from time to time by states in which our insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our insurance company subsidiaries without affirmative prior approval by state insurance regulatory authorities. In addition, we rely on our ability to increase our premiums based upon a number of factors including loss experience. Our inability to obtain approval of rate increases in a timely manner from state insurance regulatory authorities could adversely impact our business and the ability of our insurance subsidiaries to declare and distribute dividends. In addition, our results may vary from year to year on account of fluctuations in policy claims received by us. A significant increase in policy claims could adversely impact our business and the ability of our insurance subsidiaries to declare and distribute dividends.

In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of one of our insurance subsidiaries, all creditors of that subsidiary, including holders of life and health insurance policies and trade creditors, would be entitled to payment in full out of the assets of that subsidiary before we, as a shareholder, would be entitled to any payments. In addition, creditors of subsidiaries would have to be paid in full before our creditors, including holders of the debentures, would be entitled to receive any payment from the assets of a subsidiary.

A ratings downgrade or other negative action by a ratings organization could adversely affect us as well as the liquidity and market value of the debentures.

Various nationally recognized statistical rating organizations (“rating organizations”) publish credit ratings for us and our debt instruments. Credit ratings are indicators of a debt issuer’s ability to meet the terms of debt obligations in a timely manner. These ratings are important to our overall ability to access certain types of liquidity. Downgrades of our credit ratings, or an announced potential downgrade, could have a material adverse effect on our financial conditions and results of operations in many ways. These include limiting our access to capital markets, increasing the cost of debt, impairing our ability to raise capital to refinance maturing debt obligations, limiting our capacity to support growth of our insurance subsidiaries, and making it more difficult to maintain or improve the current financial strength ratings of our insurance subsidiaries. A downgrade of sufficient magnitude, in combination with other factors, could require us to post collateral pursuant to certain contractual obligations.

Rating organizations also review the financial performance and condition of insurers, including our insurance subsidiaries, and publish their financial strength ratings as indicators of an insurer’s ability to meet policyholder and contract holder obligations. While ratings are not a recommendation to buy our securities, these ratings are important to maintaining public confidence in our subsidiaries’ insurance products, their ability to market their products and their competitive position. A downgrade or other negative action by a ratings organization with respect to the financial strength ratings of our insurance subsidiaries could adversely affect us in many ways, including the following: reducing new sales of insurance and investment products; adversely affecting relationships with distributors and sales agents; increasing the number or amount of policy surrenders and withdrawals of funds; requiring a reduction in prices for our subsidiaries’ insurance products and services in order to remain competitive; and adversely affecting our insurance subsidiaries’ ability to obtain reinsurance at a reasonable price, on reasonable terms or at all. A downgrade of sufficient magnitude could result in us, our insurance subsidiaries or both being required to collateralize reserves, balances or obligations under reinsurance, funding, swap and securitization agreements.

Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company. We cannot predict what actions the rating organizations may take, or what actions we may take in response to the actions of the rating organizations, which could adversely affect us and our subsidiaries, as well as the liquidity and market value of the debentures.

The debentures do not restrict our ability to incur additional debt, repurchase our securities or take other actions that could negatively impact holders of the debentures.

We are not restricted under the terms of the debentures from incurring additional debt, including debt that ranks senior to the debentures, or repurchasing our securities other than specified limitations with respect to certain securities during an interest deferral period. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due.

We have the right to defer interest for up to five consecutive years without causing an event of default.

We have the right to defer interest on the debentures for a period of up to five consecutive years so long as no event of default with respect to the debentures has occurred and is continuing. During any such deferral period, holders of debentures may receive limited or no current payments on the debentures and, so long as we are otherwise in compliance with our obligations, such holders will have no remedies against us for nonpayment of deferred interest (including compounded interest thereon) unless we fail to pay all deferred interest (including compounded interest) at the end of any five-year deferral period, at the maturity date or at the earlier accelerated maturity date of the debentures.

We may make certain payments on parity securities during a deferral period.

“Parity securities” are debt securities that rank equal in right of payment with the debentures. The terms of the debentures permit us to make any payment of principal or interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities. They also permit us to make any payment of current or deferred interest on parity securities and on the debentures during a deferral period that is made pro rata to the amounts due on such parity securities and the debentures. We may issue additional parity securities as to which we are required to make payments of principal and interest during a deferral period on the debentures that, if not made, would cause us to breach the terms of the instrument governing such parity securities.

If interest payments on the debentures are deferred, holders of the debentures will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

If we defer interest payments on the debentures, the debentures would be treated as issued with original issue discount, or OID, at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, a United States holder (as defined in this prospectus supplement under “United States Federal Income Tax Consequences”) would be required to include such stated interest in income as it accrued, regardless of its regular method of tax accounting, using a constant yield method, before such holder receives any payment attributable to such income, and would not separately report the actual cash payments of interest on the debentures as taxable income. See “United States Federal Income Tax Consequences—United States Holders — Interest Income and Original Issue Discount” and “United States Federal Income Tax Consequences—United States Holders—Exercise of Deferral Option.”

We may redeem the debentures, at our option, on or after June 15, 2026, and at any time prior to June 15, 2026 within 90 days of the occurrence of a “tax event,” a “regulatory capital event” or a “rating agency event.”

We may redeem the debentures, at our option, in whole at any time or in part from time to time on or after June 15, 2026, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption. Prior to June 15, 2026, we may also redeem the debentures in whole, but not in part, at any time within 90 days of the occurrence of (i) a “tax event” or a “regulatory capital event,” in each case at a redemption price equal to the principal amount of debentures being redeemed plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption, or (ii) a “rating agency event” at a redemption price equal to 102% of their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption. If the debentures are redeemed, the redemption will be a taxable event to you. See “Description of Debentures—Optional Redemption.”

In the event we choose to redeem the debentures, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the debentures.

An active trading market for the debentures may not develop, and any such market for the debentures may be illiquid.

The debentures constitute a new issue of securities with no established trading market. We intend to apply to list the debentures on the NYSE. If the application is approved, we expect trading in the debentures to begin within 30 days of the original issue date of the debentures. However, listing the debentures on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their debentures easily. In addition, the liquidity of the trading market in the debentures, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active aftermarket for the debentures will develop or be sustained, that holders of the debentures will be able to sell their debentures or that holders of the debentures will be able to sell their debentures at favorable prices.

The aftermarket price of the debentures may be discounted significantly if we defer interest payments or are unable to pay interest.

If we defer interest payments on the debentures, you may be unable to sell your debentures at a price that reflects the value of deferred and unpaid interest to the date of such sale. To the extent that a trading market develops for the debentures, that market may not continue during such a deferral period or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell your debentures at those times, either at a price that reflects the value of required payments under the debentures at those times or at all.

If a trading market does develop, general market conditions and unpredictable factors could adversely affect market prices for the debentures.

If a trading market does develop, there can be no assurance about the market prices for the debentures. Several factors, many of which are beyond our control, will influence the market price of the debentures. Factors that might influence the market price of the debentures include, but are not limited to:

•	prevailing interest rates;

•	whether interest payments have been made and are likely to be made on the debentures from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the debentures provided by any ratings agency have changed;

•	the market for similar securities; and

•

economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including continuing uncertainty about the impact of the COVID-19 pandemic on the economy of the United States and other key economies and the impact of governmental stimulus and other potential adverse developments on financial, commodity and credit markets and consumer spending and investment.

If you purchase debentures, the debentures may subsequently trade at a discount to the price that you paid for them.

Risks Related to Our Business

We operate in a rapidly changing economic, financial and regulatory environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, which are incorporated by reference into this prospectus supplement, highlight some of these risks. You should read our Annual Report on Form 10-K and Quarterly Report on Form 10-Q, including the sections entitled “Risk Factors,” as well as the other documents incorporated herein by reference.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             million, after deducting the underwriting discount and estimated offering expenses, payable by us (without giving effect to any exercise of the underwriters’ overallotment option).

We intend to use the net proceeds from the sale of the debentures to redeem all or a portion of the $300 million outstanding principal amount of our 6.125% Junior Subordinated Debentures due 2056. Certain of the underwriters and/or their affiliates may hold a portion of our 6.125% Junior Subordinated Debentures due 2056. Accordingly, such underwriters and/or their affiliates will receive a portion of the proceeds from this offering upon the repayment of our 6.125% Junior Subordinated Debentures due 2056. See “Underwriting.”

CAPITALIZATION

The following table presents our short-term debt and our unaudited capitalization and our consolidated subsidiaries as of March 31, 2021, on an actual basis and on an as adjusted basis to give effect to (i) the consummation of the offering of the debentures (assuming no exercise of the underwriters’ overallotment option), and (ii) the application of the net proceeds of this offering. You should read the following table in conjunction with the detailed information and financial statements appearing in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of March 31, 2021
	Actual	As adjusted
(Dollar amounts in thousands, except share and per share data and footnotes)	(unaudited)	(unaudited)
Short-term debt:
Commercial paper(1)	$274,919	274,919
Total short-term debt:	274,919	274,919

Long-term debt:
7.875 % Senior Notes due 2023	165,018	165,018
3.800 % Senior Notes due 2022	149,497	149,497
4.550 % Senior Notes due 2028	544,483	544,483
2.150 % Senior Notes due 2030	395,269	395,269
6.125% Junior Subordinated Debentures due 2056	290,670
5.275% Junior Subordinated Debentures due 2057	123,385	123,385
% Junior Subordinated Debentures due 2061, offered hereby	—

Total Long-term debt	1,668,322

Shareholders’ equity:
Preferred stock, par value $1.00 per share; 5,000,000 shares authorized; 0 shares outstanding	—	—
Common stock, par value $1.00 per share; 320,000,000 shares authorized; 113,218,183 shares issued	113,218	113,218
Additional paid-in capital	516,013	516,013
Accumulated other comprehensive income	2,024,515	2,024,515
Retained earnings	6,020,552	6,020,552
Treasury stock, at cost (10,025,038 shares)	(841,961)	(841,961)

Total shareholders’ equity	7,832,337	7,832,337

Total capitalization	$9,500,659

(1)

We have a credit facility with a group of lenders allowing for unsecured revolving borrowings and stand-by letters of credit up to $750 million, which could be extended up to $1 billion. We may request the extension; however, the lenders may elect not to grant this extension. Up to $250 million in letters of credit can be issued against the facility. The facility serves as a back-up credit line for a commercial paper program under which commercial paper may be issued at any time, with total commercial paper outstanding not to exceed the facility maximum, less any letters of credit issued. Interest charged on the commercial paper program resembles variable rate debt due to its short-term nature. Our balance of commercial paper outstanding at March 31, 2021 was $275 million. The three-year credit agreement will mature on August 24, 2023.

DESCRIPTION OF THE DEBENTURES

The debentures are a series of “subordinated debt securities” described in the accompanying base prospectus. The debentures will be issued under a fourth supplemental indenture to be dated on or about June ,2021 (the “supplemental indenture”) between us and Regions Bank, as trustee (the “trustee”), to an indenture dated as of November 2, 2001 between us and the trustee (as successor in interest to both The Bank of New York and The Bank of New York Mellon Trust Company, N.A.), which, as supplemented, we refer to as the “subordinated indenture.”

Set forth below is a description of the specific terms of the debentures. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying base prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus and the subordinated indenture pursuant to which the debentures will be issued. References to “we”, “us” and “our” in this “Description of Debentures” refer only to Globe Life Inc. and not any of its subsidiaries.

General

We will issue the             % Junior Subordinated Debentures due 2061, which we refer to as the “debentures,” under the subordinated indenture. We will issue $             aggregate principal amount of the debentures (or up to $             aggregate principal amount if underwriters exercise their overallotment option in full). The debentures will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof. We may from time to time, without the consent of the existing holders, create and issue additional debentures having the same terms and conditions as the debentures being offered hereby in all respects, except for issue date, public offering price and, if applicable, the initial interest accrual date and the first interest payment date. Additional debentures issued in this manner will be consolidated with, and will form a single series with, the previously outstanding debentures; provided that if such additional debentures are not fungible with the outstanding debentures for U.S. federal income tax purposes, then they will be issued under one or more separate CUSIP numbers.

The debentures will have a maturity date of June 15, 2061(or if such day is not a business day, the following business day).

The subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The subordinated indenture will not contain provisions that would afford holders of debentures protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

The debentures will not have a sinking fund.

Interest Rate

Subject to applicable law, and subject to any optional deferral period, as described below, interest on the debentures will accrue from and including their date of initial issuance to, but excluding, the maturity date or earlier acceleration or redemption at an annual rate equal to            %, and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2021, to the record holders at the close of business on the preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a business day).

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The term “interest payment period” refers to the quarterly period from and including an interest payment date to, but excluding, the next succeeding interest payment date. In the event that any date on which interest is payable on the debentures is not a business day, payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

“Business day” means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

Ranking

The payment of the principal of and interest on the debentures will be expressly subordinated, to the extent and in the manner set forth in the subordinated indenture, to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term senior indebtedness is defined in the subordinated indenture to include principal, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of this prospectus supplement:

•

all of our indebtedness, whether outstanding on the date of the initial issuance of the debentures or thereafter created, incurred or assumed, that is for borrowed money, or is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities and including our existing $1.3 billion aggregate principal amount of senior notes outstanding;

•	any indebtedness of others of the kinds described in the first bullet point above for the payment of which we are responsible or liable as guarantor or otherwise; and

•	any amendments, renewals, extensions and refundings of any of the above types of indebtedness.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the subordinated indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include:

(i)	any indebtedness incurred by us for the purchase of goods or material or for services obtained in the ordinary course of business,

(ii)	indebtedness owed by us to our subsidiaries,

(iii)	indebtedness owed by us to our employees; or

(iv)

any indebtedness the terms of which provide that such indebtedness ranks equally with the debentures, including guarantees of such indebtedness and including our existing $425 million aggregate principal amount outstanding of junior subordinated debentures (up to $300 million aggregate principal amount of which we intend to redeem with the net proceeds of this offering), which, in each case, will rank equally to the debentures in right of payment, subject to the provisions described under “—Option to Defer Interest Payments—Certain Limitations During a Deferral Period.”

Additionally, senior indebtedness will not include any indebtedness the terms of which provide that such indebtedness ranks junior to the debentures, with respect to which the debentures will rank senior in right of payment.

All liabilities of our subsidiaries, including their trade accounts payable and other liabilities arising in the ordinary course of business (including obligations to policyholders), will be structurally senior to the debentures to the extent of the assets of such subsidiaries. Because we are a holding company, we rely primarily on dividends and other payments from our direct and indirect subsidiaries, which are generally regulated insurance companies, to pay interest and principal on our outstanding debt obligations and to make payments on our other securities. Regulatory rules may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other means. See “Risk Factors—Risks Related to the Offering—The debentures will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the debentures would have any claims to those assets.”

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior indebtedness, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the debentures. In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the debentures. We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until we have paid all senior indebtedness, including accrued interest, in full.

If such events of bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior indebtedness, the holders of debentures together with the holders of any of our other obligations that rank equally with the debentures will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the debentures.

If we violate the subordinated indenture by making a payment or distribution to holders of the debentures before we have paid all the senior indebtedness in full, then such holders of the debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions of the subordinated indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. Our inability to make payments on the debentures due to the subordination provisions applicable to the debentures will not prevent an event of default from occurring under the subordinated indenture in connection with the debentures.

The debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment to the debentures. At March 31, 2021, our total consolidated indebtedness was approximately $2.0 billion. After giving effect to the consummation of the offering of the debentures (assuming no exercise of the underwriters’ overallotment option) and the application of the net proceeds therefrom, at March 31, 2021, the face value of our indebtedness would have totaled approximately $         billion, of which approximately $1.5 billion would have ranked senior to the debentures. In addition, the debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other liabilities. At March 31, 2021, our subsidiaries’ outstanding indebtedness and other liabilities were approximately $17.7 billion, excluding liabilities not required to be reflected on a balance sheet in accordance with GAAP.

Option to Defer Interest Payments

So long as no event of default with respect to the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for one or more interest payment periods (each, a “deferral period”) of up to five consecutive years without giving rise to an event of default under the terms of the debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the debentures. During a deferral period, interest will continue to accrue on the debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during a deferral period will be due and payable on the debentures until the end of such deferral period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of a deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such deferral period will result in an event of default giving rise to a right of acceleration. If, at the end of any deferral period, we have paid all deferred interest due on the debentures, including compounded interest, we can initiate a new deferral period and again defer interest payments on the debentures as described above.

We will provide to the trustee and the holders of debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the debentures on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Certain Limitations During a Deferral Period

After the commencement of a deferral period until we have paid all accrued and unpaid interest on the debentures, we will agree not to, and not to permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

•

purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents or our satisfaction of our obligations under any dividend reinvestment plan;

•	purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the deferral period;

•

as a result of a reclassification of any series or class of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock;

•

the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•	dividends or distributions of our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock, in each case solely from the issuance or exchange of capital stock;

•

any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan;

•

acquisitions of our capital stock in connection with acquisitions of businesses made by us (which acquisitions are made by us in connection with the satisfaction of indemnification obligations of the sellers of such businesses); or

•

make any payment of principal, premium, if any, or interest on, or repay, repurchase or redeem, any of our debt securities or guarantees that rank equally with the debentures (“parity securities”) or junior to the debentures other than (i) any payment of current or deferred interest on parity securities and the debentures made pro rata to the amounts due on such parity securities and the debentures, (ii) any payments of deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities or (iii) any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities.

Optional Redemption

We may elect to redeem the debentures in $25 increments:

•

in whole at any time or in part from time to time on or after June 15, 2026, at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•

in whole, but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of a “tax event” or a “regulatory capital event,” in each case at a redemption price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of a “rating agency event,” at a redemption price equal to 102% of their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the date of redemption.

“Tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such tax matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a revenue ruling, private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•

threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, (collectively, a “Tax Change”)

which Tax Change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the date of initial issuance of the debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the date of initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures.

“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the debentures would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in good faith.

Redemption Procedures

If we give a notice of redemption in respect of any debentures, then prior to the redemption date, we will:

•

irrevocably deposit with the trustee or a paying agent for the debentures funds sufficient to pay the applicable redemption price of, and (unless the redemption date is an interest payment date) accrued interest (including compounded interest, if any) on, the debentures to be redeemed; and

•

give the trustee or such paying agent, as applicable, irrevocable instructions and authority to pay the redemption price to the holders upon surrender of the global certificate or such other certificates as we may have issued evidencing the debentures.

Notwithstanding the above, interest (other than interest (including compounded interest, if any) in respect of any deferral period) payable on or prior to the redemption date for any debentures called for redemption will be payable to the holders of the debentures on the relevant record dates for the related interest payment dates.

Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the debentures so called for redemption will cease, except the right of the holders of the debentures to receive the redemption price and any interest payable in respect of the debentures on or prior to the redemption date and the debentures will cease to be outstanding. In the event that any date fixed for redemption of debentures is not a business day, then payment of the redemption price will be made on the next business day (without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of debentures called for redemption is improperly withheld or refused and not paid by us, interest on the debentures will continue to accrue at the then applicable rate from the redemption date originally established by us for the debentures to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding debentures by tender, in the open market or by private agreement.

If less than all of the debentures are to be redeemed, the particular debentures to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee, from the outstanding debentures not previously called for redemption, by such method as the trustee in its sole discretion deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any debentures, provided that the unredeemed portion of the principal amount of any debenture shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such debenture. The trustee will promptly notify us in writing of the debentures selected for redemption and, in the case of any debentures selected for partial redemption, the principal amount thereof to be redeemed.

We may not redeem the debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (and compounded interest thereon), has been paid in full on all outstanding debentures for all interest payment periods terminating on or before the redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, on and after the redemption date, interest will cease to accrue on the debentures or portions called for redemption.

Denominations

The debentures will be issued only in registered form in denominations of $25 each and integral multiples of $25 in excess thereof. We expect that the debentures will be held in book-entry form only, as described under “—Book-Entry System—The Depository Trust Company,” and will be held in the name of The Depository Trust Company or its nominee.

Events of Default

The subordinated indenture will provide that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default:

•	the failure to pay interest in full, including compounded interest, on any debenture for a period of 30 days, other than during an interest deferral period, or on the maturity date;

•	the failure to pay principal of or premium, if any, on any debenture on the maturity date or upon redemption; or

•

Globe Life fails to comply in any material respect with any of its agreements or covenants in, or any of the provisions of, the subordinated indenture with respect to the debentures (other than an agreement, covenant or provision for which non-compliance is otherwise provided as an event of default), and such non-compliance continues for a period of 60 days after there has been given to Globe Life by the trustee or to Globe Life and the trustee by the holders of at least 25% in principal amount of the debentures, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

•

certain defaults occur under any mortgage, agreement, indenture or instrument under which there may be issued, or by which there may be secured, guaranteed or evidences indebtedness of Globe Life, in an aggregate principal amount then outstanding of $10 million or more; or

•	certain events of our bankruptcy, insolvency or receivership.

If an event of default under the subordinated indenture arising from a default described in the first four bullet points above has occurred and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debentures will have the right to declare the principal of and accrued but unpaid interest on the debentures to be due and payable immediately. If an event of default under the subordinated indenture arising from an event of our bankruptcy, insolvency or receivership has occurred, the principal of and accrued but unpaid interest on the debentures will automatically, and without any declaration or other action on the part of the trustee or any holder of debentures, become immediately due and payable. In case of any default that is not an event of default, there is no right to declare the principal amount of and accrued but unpaid interest on the debentures immediately payable.

In cases specified in the subordinated indenture, the holders of a majority in principal amount of the debentures may waive any default on behalf of all holders of the debentures, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the subordinated indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the subordinated indenture.

Within 90 days after the trustee’s knowledge of the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the debentures, the trustee shall transmit by mail or deliver to all holders of debentures, notice of such default unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest on any debentures, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the debentures.

The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debentures.

Satisfaction, Discharge and Defeasance

The defeasance, satisfaction and discharge provisions of the subordinated indenture will apply to the debentures. You should refer to the description of these provisions under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying base prospectus.

Defeasance of Certain Covenants

The subordinated indenture provides that we may elect to defease certain covenants with respect to any debt securities including the debentures offered by this prospectus supplement. Such defeasance will take effect when we deposit, in trust for the benefit of the holders of such debentures, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay and discharge the entire amount of principal and interest (including compounded interest) on such debentures in accordance with their terms. Such defeasance may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that beneficial owners of the debentures will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debentures and such debentures are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such debentures at their maturity but may not be sufficient to pay amounts due on the debentures upon any acceleration resulting from such event of default. In such case, we will remain liable for such payments.

Modification of Subordinated Indenture

The modification provisions of the subordinated indenture will apply to the debentures. You should refer to the description of these provisions under “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus.

Waiver of Default

The holders of not less than a majority in aggregate principal amount of the debentures then outstanding may, on behalf of the holders of all debentures, waive any past default under the subordinated indenture except a default in the payment of principal, premium, if any, or any interest on the debentures and a default in respect of a covenant or provision of the subordinated indenture which cannot be modified or amended without the consent of each holder of the debentures then outstanding.

Voting Rights

The debentures will not be entitled to voting rights, subject to any required consents described under “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus.

Governing Law

The subordinated indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflict of laws.

Listing

We intend to apply to list the debentures on the NYSE under the symbol “            .” If the application is approved, we expect trading on the NYSE to begin within 30 days of the initial issuance of the debentures.

Book-Entry System—The Depository Trust Company

The debentures initially will be issued in book-entry form and represented by one or more global debentures. The global debentures will be deposited with, or on behalf of, The Depository Trust Company (‘DTC”), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in a global debenture will be represented through book-entry accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global debenture through either DTC (in the United States) or Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”) (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.

Unless and until it is exchanged for individual certificates evidencing debentures under the limited circumstances described below, a global debenture may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters for this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance System Public Limited Company (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for this offering. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NYSE American LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debentures within the DTC system must be made by or through direct participants, which will receive a credit for those debentures on DTC’s records. The ownership interest of the actual purchaser of debentures, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of debentures will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased debentures. Transfers of ownership interests in global debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global debentures except under the limited circumstances described below.

To facilitate subsequent transfers, all global debentures deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debentures with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debentures. DTC has no knowledge of the actual beneficial owners of the debentures. DTC’s records reflect only the identity of the direct participants to whose accounts the debentures are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices with respect to global debentures will be sent to DTC or its nominee. If the debentures are not held in definitive form, and if less than all of the debentures are being redeemed, the amount of the interest of each direct participant in the debentures to be redeemed will be determined in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the debentures, neither DTC nor Cede & Co. will give consents for or vote the global debentures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debentures are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the global debentures will be made to Cede & Co., as nominee of DTC.

DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of debentures will not be entitled to have debentures registered in their names and will not receive physical delivery of debentures. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the debentures and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in debentures.

Distributions on the debentures held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for

Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debentures held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurances can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the debentures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debentures in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debentures received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the debentures settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debentures by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC, Clearstream and Euroclear are under no obligation to provide their services as depositaries for the debentures and may discontinue providing their services at any time. Neither we, the trustee nor the underwriters will have any responsibility for the performance by DTC, Clearstream, Euroclear or their direct participants or indirect participants under the rules and procedures governing these organizations.

As noted above, beneficial owners of debentures generally will not receive certificates representing their ownership interests in the debentures. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global debentures or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the debentures represented by one or more global debentures; or

•

an event of default under the indenture has occurred and is continuing with respect to the debentures, we will prepare and deliver certificates for the debentures in exchange for beneficial interests in the global debentures. Any beneficial interest in a global debenture that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debentures in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debentures.

We have provided the descriptions of the operations of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. We take no responsibility for the accuracy of this information. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time.

About the Trustee

Regions Bank is the trustee under the subordinated indenture and will be the principal paying agent and registrar for the debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with Regions Bank or its affiliates. Currently, Regions Bank also serves as trustee, registrar and paying agent with respect to certain of our outstanding debt securities.

The trustee under the subordinated indenture may resign or be removed with respect to one or more series of debt securities under the subordinated indenture and a successor trustee may be appointed to act with respect to such series.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debentures. This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This discussion applies only to debentures that are held as “capital assets,” within the meaning of the Code, by a holder (as defined below) who purchases debentures in the initial offering at their “issue price” (i.e., the first price at which a substantial amount of the debentures is sold to the public).

This discussion is for general information only and does not address all of the material tax considerations that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, real estate investment trusts, regulated investment companies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding the debentures as part of a “straddle,” “hedge,” “conversion” or other integrated transaction, United States holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States and holders who mark securities to market for U.S. federal income tax purposes). This discussion does not address any state, local or foreign tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

For purposes of this discussion, a “United States holder” is a beneficial owner of a debenture who or which is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U. S. federal income taxation regardless of its source, or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations.

For purposes of this discussion, a “non-United States holder” is a beneficial owner of a debenture that is neither a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes) nor a “United States holder”, and “holders” refers to United States holders and non-United States holders.

PERSONS CONSIDERING THE PURCHASE OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Classification of the Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the debentures. Based upon an analysis of the relevant facts and circumstances, including certain assumptions and certain representations made by us, McAfee & Taft A Professional Corporation, our special tax counsel, will render its opinion to the effect that under applicable law as of the issue date of the debentures, the debentures will be treated as indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). Such opinion is not binding on the Internal Revenue Service (“IRS”) or any court and there can be no assurance that the IRS or a court will agree with such opinion. No ruling is being sought from the IRS on any of the issues discussed herein. If the IRS were to successfully challenge the classification of the debentures as indebtedness, interest payments on the debentures would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of non-United States holders, interest payments treated as dividends would generally be subject to withholding of U.S. federal income tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding the tax consequences that will arise if the debentures are not treated as indebtedness for U.S. federal income tax purposes.

We agree, and by acquiring an interest in a debenture each beneficial owner of a debenture agrees, to treat the debentures as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment, except where specified.

We may redeem the debentures upon a “tax event” or “rating agency event” (see “Description of Debentures—Optional Redemption”). In the case of such a redemption of the debentures in connection with a “rating agency event”, we would be obligated to pay an amount in excess of 100% of the principal amount of the debentures (plus accrued interest thereon). We intend to take the position that the possibility of such payments does not result in the debentures being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is binding on holders except for a holder that discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and, if the IRS were to challenge such treatment, a United States holder might be required to accrue income on its debentures in excess of stated interest, and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a debenture. You should consult your own tax advisor regarding the tax consequences if the debentures were treated as contingent payment debt instruments. The remainder of this discussion assumes that the debentures are not treated as contingent payment debt instruments.

United States Holders Interest Income and Original Issue Discount

It is expected, and assumed for purposes of this discussion that, subject to the discussion below, the debentures will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes.

Treasury regulations provide that the possibility that interest on the debentures might be deferred could result in the debentures being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral is remote within the meaning of the Treasury regulations and therefore that the possibility of such deferral will not result in the debentures being treated as issued with OID in part because our exercise of the option to defer payments of stated interest on the debentures would, except for certain limited situations (see “Description of Debentures—Option to Defer Interest Payments—Certain Limitations During a Deferral Period”), generally prevent us from (1) declaring or paying a dividend or making any other payment or distribution on shares of our capital stock, (2) redeeming, purchasing, acquiring or making a liquidation payment on any of our capital stock and (3) making interest, principal or premium payments on, or repaying, repurchasing or redeeming, our indebtedness or guarantees that rank equally with or junior to the debentures. Based on these positions, stated interest payments on the debentures should be includible in your ordinary income at the time that those payments are received or accrued, depending on your regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. There can be no assurance that the IRS or a court will agree with these positions. The meaning of the term “remote” in the Treasury regulations has not yet been addressed in any rulings or other guidance by the IRS or any court.

If the possibility of interest deferral were determined not to be remote, the debentures would be treated as issued with OID at the time of issuance, and all stated interest, would be treated as OID. In such case, a United States holder would be required to include interest in income as it accrued, regardless of the holder’s regular method of accounting, using the constant-yield-to-maturity method of accrual, before such United States holder received any payment attributable to such income, and would not separately report the actual cash payments of interest on the debentures as taxable income.

Exercise of Deferral Option

Under the Treasury regulations, if we exercise our option to defer the payment of interest on the debentures, the debentures will be treated as if they had been redeemed and reissued for OID purposes. Accordingly, all remaining interest payments on the debentures (including interest on deferred interest) would be treated as OID, which you would be required to accrue and include in taxable income over the remaining term of the debentures, without regard to when the interest is actually paid on the debentures and without regard to your regular method of accounting for U.S. federal income tax purposes. The amount of OID income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the debentures, and the actual receipt of future payments of stated interest on the debentures would no longer be separately reported as taxable income.

Any OID included in income would increase your adjusted tax basis in your debentures, and your actual receipt of cash interest payments would reduce that adjusted tax basis.

Sale, Exchange, Redemption or Other Disposition of Debentures

Upon the sale, exchange, redemption or other disposition of a debenture, a United States holder will generally recognize gain or loss equal to the difference between the amount realized (less any accrued interest not previously included in the United States holder’s income, which will be taxable as ordinary income) on the sale, exchange, redemption or other disposition and such United States holder’s adjusted tax basis in the debenture. Assuming that interest payments on the debentures are not deferred and that the debentures are not treated as issued with OID, a United States holder’s adjusted tax basis in a debenture generally will be its initial purchase price. If the debentures are treated as issued with OID, a United States holder’s adjusted tax basis in a debenture generally will be its initial purchase price, increased by OID previously includible in such United States holder’s gross income to the date of disposition and decreased by payments received on the debenture since and including the date that the debenture was treated as issued with OID. That gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the debenture has been held for more than one year. A United States holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to deduct capital losses is limited.

Medicare/Net Investment Income Tax

Certain United States holders that are individuals, estates or trusts that do not fall into a special class of trusts that are exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) their “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of their “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s tax filing status, and in the case of an estate or non-exempt trust, will be $12,950). For these purposes, net investment income generally will include interest on the debentures and net gains from the disposition of the debentures, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debentures.

Non-United States Holders

Interest Income and OID

Subject to the discussion below concerning FATCA and backup withholding, the following is a discussion of U.S. federal income tax and withholding tax considerations generally applicable to non-United States holders:

(a) payments of principal and interest (including OID, if applicable) with respect to a debenture held by or for a non-United States holder will not be subject to U.S. federal withholding tax, provided that, in the case of amounts treated as interest, (i) such non-United States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-United States holder is not a controlled foreign corporation, within the meaning of section 957(a) of the Code, that is related, directly or indirectly, to us through stock ownership, and (iii) such non-United States holder complies with applicable certification requirements related to its non-U.S. status including, in general, furnishing an IRS Form W-8BEN, W-8BEN-E or other applicable Form W-8; and

(b) a non-United States holder will generally not be subject to U.S. federal income or withholding tax on amounts treated as gain realized on the sale, exchange, redemption or other disposition of a debenture unless (i) that gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by such non-United States holder in the United States) or (ii) such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If you are a foreign estate or trust, you may be subject to the Medicare tax described above under “Medicare/Net Investment Income Tax.” You should consult your tax advisor regarding the applicability of the Medicare tax to your income or gain in respect of the debentures.

FATCA

Legislation commonly referred to as “FATCA” imposes a withholding tax of 30% on payments of interest on the debentures to made to certain foreign entities and, for dispositions after December 31, 2018, the gross proceeds from a disposition of the debentures by certain foreign entities, in each case, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. However, under proposed regulations the preamble to which states that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to payments of gross proceeds from the sale, exchange or retirement of the debentures. A non-United States Holder should consult its tax advisors regarding the potential application of FATCA to the Notes. The FATCA withholding tax is applied separate from the general withholding tax, although any amount withheld under FATCA can generally be credited against the general withholding tax. Prospective investors should consult their tax advisors regarding the possible implications of this legislation on their investment in the debentures.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to interest and principal payments made to, and to the proceeds of sales by, certain non-corporate United States holders. A United States holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing the payor an IRS Form W-9, which includes a certification that the holder is not subject to backup withholding. In the case of a non-United States holder, backup withholding and information reporting will not apply to payments on, or proceeds from the sale, exchange, redemption or other disposition of, a debenture if the statement referred to in clause (a)(iii) of the first paragraph under the heading “Non-United States Holder” has been received.

Withholding agents must nevertheless report to the IRS and to each non-United States holder the amount of interest (including OID, if applicable) paid with respect to the debentures held by such non-United States holder and the rate of withholding (if any) applicable to such non-United States holder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Benefit Plan Investor Considerations

The following is a summary of certain considerations associated with the purchase of the debentures by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, (c) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan, plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of the debentures would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA or the Code or similar provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Parties in interest or disqualified persons could include, without limitation, us, the underwriters, the trustee, the holders of our existing debentures issued under the Subordinated Indenture, or any of our/their respective affiliates. For example, the acquisition and/or holding of debentures by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the debentures. These class exemptions include, without limitation, PTCE 84-14 relating to transactions determined by independent qualified professional asset managers, PTCE 90-1 relating to investments by insurance company pooled separate accounts, PTCE 91-38 relating to investments by bank collective investment funds, PTCE 95-60 relating to investments by life insurance company general accounts and PTCE 96-23 relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and holding of the debentures, provided that neither a party in interest or disqualified person nor any of their affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries.

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the debentures. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the debentures should consult with its counsel before purchasing debentures to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the debentures should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a debenture (or any interest therein), each purchaser and subsequent transferee of a debenture will be deemed to have represented and warranted that on each day such person holds the debenture either (i) it is not a Plan and no portion of the assets used by such purchaser or transferee to acquire and hold the debentures constitutes assets of any Plan or (ii) the purchase and holding of the debentures by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the debentures. Purchasers of the debentures have exclusive responsibility for ensuring that their purchase and holding of the debentures do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any debentures to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

We believe that the debentures would not be treated as equity securities for ERISA purposes.

UNDERWRITING

We are offering the debentures through the underwriters named below for whom BofA Securities Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are acting as representatives. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the debentures set forth opposite its name below

Underwriting	Principal Amount of Debentures
BofA Securities Inc.	$
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the debentures sold under the underwriting agreement if any of the debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discount

The underwriters have advised us that they propose initially to offer the debentures to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $             per debenture sold to retail accounts and $             per debenture sold to institutional accounts. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per debenture to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We have granted the underwriters an option to purchase up to an additional $             aggregate principal amount of debentures solely to cover overallotments, if any. Upon mutual agreement between us and the underwriters, the underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase from us a principal amount of debentures proportionate to such underwriter’s initial principal amount of debentures to be purchased, as reflected in the above table.

The following table shows the price to the public, underwriting discount and proceeds to us before expenses. The information assumes no exercise of the overallotment option.

	Per Debenture		Total
Price to Public (1)		%	$
Underwriting Discount (2)		%	$
Proceeds (before expenses) to Globe Life Inc.		%	$

(1)	Plus accrued interest, if any, from June , 2021 if settlement occurs after that date.
(2)	Underwriters will receive an underwriting discount of $ per debenture sold to retail investors, and $ per debenture sold to institutional investors.

We estimate that our expenses in connection with the offering of the debentures, not including the underwriting discount, will be approximately $             and will be payable by us.

Listing

We intend to apply to list the debentures on the NYSE under the symbol “            .” If the application is approved, we expect trading in the debentures on the NYSE to begin within 30 days of the original issue date of the debentures.

New Issue of Debentures

The debentures are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the debentures or that an active public market for the debentures will develop. If an active public trading market for the debentures does not develop, the market price and liquidity of the debentures may be adversely affected.

No Sales of Similar Securities

We have agreed that we will not, during a period of 90 days from the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell, grant any option for the sale of, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act or otherwise dispose of, transfer or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our debt securities or securities convertible into or exercisable or exchangeable for or that represent the right to receive debt securities of ours.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell the debentures in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of debentures than they are required to purchase in the offering. The underwriters must close out any short position by purchasing debentures in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the debentures or preventing or retarding a decline in the market price of the debentures. As a result, the price of the debentures may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Settlement

We expect to deliver the debentures against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the debentures. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade debentures prior to the second business day preceding the settlement date will be required, by virtue of the fact that the debentures initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. For example, affiliates of BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are participants in our existing credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), including our 6.125% Junior Subordinated Debentures due 2056, and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments, including our 6.125% Junior Subordinated Debentures due 2056, and, therefore, the underwriters and/or their respective affiliates may receive a portion of the net proceeds from this offering as discussed under “Use of Proceeds.” Certain of the underwriters and their affiliates have a lending relationship with us as discussed above, and certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the debentures offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, (a) the expression retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129; and (b) the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe for the debentures. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) the expression retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (EUWA); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and (b) the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe for the debentures. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, the communication of this prospectus supplement and the accompanying base prospectus is not being made, and has not been approved, by an authorised person for the purposes of Section 21 of the Financial Services and Markets Act 2000. Accordingly, neither this prospectus supplement nor the accompanying base prospectus is being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement and the accompanying base prospectus are only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together being referred to as “Relevant Persons”). Any investment or investment activity to which this prospectus supplement and the accompanying base prospectus relate is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the debentures will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the debentures may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the debentures with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The debentures to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the debentures offered should conduct their own due diligence on the debentures. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Hong Kong

The debentures have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the debentures has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any debentures may not be circulated or distributed, nor may any debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where any debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired any debentures pursuant to an offer made under Section 275 of the SFA, except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1) of the SFA—The debentures to be issued shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

The validity of the debentures offered hereby and certain tax matters relating to the offering will be passed upon for us by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma. Certain legal matters relating to the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this Prospectus Supplement by reference from our Annual Report on Form 10-K, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Purchase

Contracts

Units

We may offer from time to time, in amounts, at prices and on other terms to be determined at the time of offering, senior or subordinated debt securities, preferred stock or common stock, depositary shares, warrants, purchase contracts, as well as units that include any of these securities or securities of other entities. This prospectus describes some of the general terms that may apply to these securities. We will provide more specific terms of the securities we may offer in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.

Our common stock is listed on the New York Stock Exchange under the symbol “GL.” Each prospectus supplement will indicate if the securities offered thereby will be listed on a national securities exchange.

We may offer and sell these securities to or through one or more underwriters, dealers, agents or other third parties, or directly to one or more purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Investing in our securities involves risks. We urge you to read carefully the information included or incorporated by reference in this prospectus or any applicable prospectus supplement for a discussion of the factors you should consider before deciding to invest in any securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2021.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company” “Globe Life,” “we,” “us” and “our” and similar terms are to Globe Life Inc. and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus relates to a registration statement we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process (the “registration statement”). Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. In addition, we or any of our affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and that offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. The registration statement, including the exhibits to the registration statement, provides additional relevant information about us and the securities to be offered. The registration statement, including the exhibits, as well as the information incorporated by reference to the registration statement, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available through our web site at www.globelifeinsurance.com or the SEC website www.sec.gov. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

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GLOBE LIFE INC.

We are an insurance holding company that provides protection life and supplemental health insurance and related products. We were incorporated in Delaware on November 29, 1979. We are the ultimate parent company of Globe Life And Accident Insurance Company, American Income Life Insurance Company, Liberty National Life Insurance Company, United American Insurance Company, and Family Heritage Life Insurance Company of America. Globe Life And Accident is a direct to consumer provider of life insurance known for its administrative efficiencies. American Income provides individual life insurance to working families. Liberty National is one of the oldest traditional insurers in the Southeast. United American is a consumer-oriented provider of supplemental life and health insurance. Family Heritage Life provides individual supplemental health insurance.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the information incorporated by reference may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Globe Life’s current view with respect to future events and financial performance. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or the negative of those words or other comparable terminology. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements are subject to inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from historical results or anticipated results. For a discussion of factors that could cause actual results to differ, please see the discussion contained in the applicable prospectus supplement and in other information contained in our publicly available SEC filings. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made, and neither we nor any of our agents or dealers can give assurance that such statements will prove to be correct. We undertake no obligation to update, review or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

RISK FACTORS

Investing in our securities involves risk. Before making an investment in our securities, you should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and any included in our Quarterly Reports on Form 10-Q filed after the most recent Annual Report. Such discussion may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains a summary of our common stock, preferred stock, depositary shares, debt securities, warrants, and units. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the Indentures described below.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). Any Senior Debt Securities we offer will be issued under an Indenture dated September 24, 2018 between us and Regions Bank, as trustee (the “Senior Indenture”). The Senior Indenture is incorporated by reference as Exhibit 4.3 hereto. We have the authority to appoint an additional trustee with respect to each series of Senior Debt Securities issued under the Senior Indenture.

The Senior Debt Securities will rank on an equal basis with all of our other unsecured debt except any of our subordinated indebtedness.

Any Subordinated Securities we offer will be issued under a separate Junior Subordinated Indenture dated November 2, 2001, between Globe Life Inc. and Regions Bank (as successor trustee to both The Bank of New York Mellon Trust Company, N.A. and The Bank of New York), as supplemented (the “Junior Indenture,” and together with the Senior Indenture, the “Indentures”). The Junior Indenture is incorporated by reference as Exhibit 4.4 hereto. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities. All capitalized terms not defined herein have the meanings specified in the Indentures.

General Terms of the Indentures

The debt securities will be unsecured general obligations of the Company. The Indentures do not limit the amount of debt securities that we may issue. The Indentures provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate.

We may issue the debt securities issued under the Indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount” (“OID”) because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the designation, the aggregate principal amount and the authorized denominations;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•

if the amounts of payments of principal or interest are to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect to them;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

•	the trustee with respect to the securities of the series;

•

if issued in the form of one or more global securities, the depositary with respect to such global security or securities and the circumstances under which any such global security may be exchanged for securities registered in the name of a person other than the depositary; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior and senior subordinated debt, including our Senior Debt Securities and Senior Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt, including our Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our common stock or other securities or property. The terms and conditions of conversion or exchange, if any, will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Covenants

Unless otherwise indicated in a prospectus supplement, the Senior Debt Securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness, including indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

SEC Reporting

We will file with the SEC copies of annual reports, quarterly reports and other documents which we are required to file pursuant to Section 13 or 15(d) of the Exchange Act, and we will promptly, upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of our debt securities. We will also file additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Indentures as may be required from time to time by the rules and regulations of the SEC.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and it expressly assumes our obligations under the debt securities and the Indentures. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under either of the Indentures, and no event which, after notice or lapse of time or both, would become an event of default under either of the Indentures, has happened and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the Indentures, we will be discharged from all our obligations under the debt securities and the Indentures except in limited circumstances.

No Protection in the Event of a Change of Control

Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities and except as described above under “—Consolidation, Merger or Sale,” the debt securities will not contain any provisions which may afford holders of such securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Events of Default

The term “Event of Default,” when used in the Indentures, unless otherwise indicated, means any of the following:

•	failure to pay interest (or certain additional amounts, if any) for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•	failure to make sinking fund payments after the date payment is due and payable;

•

failure to comply with any of the covenants or agreements in the Indentures applicable to a series of debt securities for 60 days after receipt of written notice specifying such failure by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series and requiring it to be remedied and stating that such notice is a “notice of default” under the Indentures;

•

in the case of the Senior Indenture, a default under any of our current or future indebtedness (or any indebtedness of one of our subsidiaries if we have guaranteed such indebtedness or are directly responsible or liable as obligor or guarantor) having a principal amount outstanding in excess of $100,000,000 (other than indebtedness which is non-recourse to us or any of our subsidiaries), which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after receipt of written notice specifying such default by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of a series and requiring such indebtedness to be discharged or such acceleration to be rescinded or annulled and stating that such notice is a “notice of default” under the Senior Indenture;

•

in the case of the Junior Indenture, a default under any of our current or future indebtedness in an aggregate principal amount then outstanding of $10,000,000 or more, which default (i) shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (ii) shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not be paid in full within a period of 30 days after there has been given by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of a series written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to pay in full such indebtedness and stating that such notice is a “notice of default” under the Junior Indenture; provided, however, that if such default under such agreement or instrument is remedied or cured by us or waived by the holders of such indebtedness, then such Event of Default under the Junior Indenture shall be deemed likewise to have been thereupon remedied, cured or waived without further action; provided, further, that the foregoing shall not apply to any secured indebtedness under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement and the like) only to the collateral pledged for repayment so long as the fair market value of such collateral does not exceed 2% of the total assets of us and our consolidated subsidiaries at the time of the default; or

•	certain events involving bankruptcy, insolvency or reorganization of Globe Life Inc. or, in the case of the Senior Indenture, Globe Life Inc. or one of its significant subsidiaries.

If an Event of Default involving any series of debt securities has occurred and is continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in aggregate principal amount of such series then outstanding may declare the principal amount, accrued and unpaid interest, premium, if any, the redemption price or make-whole amounts, if applicable, and any additional amounts, if any, of all of the outstanding debt securities of such series to be due and payable immediately; provided, however, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to us, the principal amount, interest, premium, if any, the redemption price or make-whole amounts, if applicable, and any additional amounts on the debt securities of such series will become immediately due and payable without any action on the part of the trustee or any holder.

Within 90 days after the occurrence of any default with respect to any series of debt securities, the trustee shall transmit to all holders of such series of debt securities, notice of such default unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest on any debt securities (or additional payments under the Senior Indenture), the trustee shall be protected in withholding such notice if and so long as, in the case of the Junior Indenture, the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee, or, in the case of the Senior Indenture, the responsible officers of the trustee, in good faith determine that the withholding of such notice is in the interests of the holders of such series of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indentures.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book- entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the Indentures. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the Indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the Indentures.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the Indentures, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we, the trustee nor any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, or if an Event of Default involving any series of debt securities has occurred and is occurring, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under each of the Indentures as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities, plus additional amounts payable, if any, under the Senior Indenture and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the Indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified by a nationally recognized firm of independent public accountings to be enough to pay at maturity, or upon redemption, the principal, premium, if any, make-whole amounts, if any, and interest on all outstanding debt securities of the series, plus additional amounts payable, if any, under the Senior Indenture and any mandatory sinking fund payments;

•

such deposit, defeasance or covenant defeasance will not result in a breach under either Indenture or any other agreement (or material agreement under the Senior Indenture) we are a party to or by which we are bound (and shall not cause the trustee to have a conflicting interest with respect to any of our debt securities);

•

we deliver to the trustee an opinion of counsel from a law firm qualified to give such opinion to the effect that the beneficial owners of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, make-whole payments, if any, additional amounts, if any, and interest payments on the series of debt securities, which opinion, in the case of defeasance, must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable U.S. federal income tax law after the date of this prospectus such that a ruling is no longer required;

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance (as the case may be) have been complied with and, in the case of Senior Debt Securities, an opinion of counsel to the effect that either registration is not required under the Investment Company Act of 1940, as amended, with respect to the trust funds representing such deposit or all necessary registrations under such Act have been effected;

•

no event of default or event or condition which with notice or lapse of time or both would become an event of default shall exist and be continuing on the date of the deposit (or during the period ending on the 91st day (in the case of Senior Debt Securities) or the 61st day (in the case Subordinated Securities) following the deposit with respect to certain bankruptcy related defaults); and

•

in the case of Subordinated Securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 61st day after the deposit date.

Although we may discharge or decrease our obligations under the Indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

The Indentures provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the benefit of the holders of debt securities;

•	add any additional events of default under the Indentures;

•

with respect to the Senior Indenture, to add to or change any of the provisions of the Senior Indenture to provide that bearer securities may be registrable as to principal, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit or facilitate the issuance of Senior Debt Securities in uncertificated form; provided that any such action shall not adversely affect the interests of the holders of such series and any related coupons or any other series of Senior Debt Securities in any material respect;

•

change or eliminate provisions of the Senior Indenture, provided such change or elimination will either only become effective after all then current outstanding debt securities are no longer outstanding, or will not apply to any series of debt securities created prior to the execution of such supplemental indenture and will not modify the rights of the existing holders of such securities;

•	secure any series of debt securities;

•	establish the forms or terms of debt securities of any series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•

with respect to the Senior Indenture, to make provision for the conversion or exchange rights of holders of a series of Senior Debt Securities, including providing for the conversion or exchange of such series into any of our securities or property; provided in each case that any such action shall not adversely affect the interests of the holders of such series and any related coupons or any other series of Senior Debt Securities in any material respect;

•

to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision in the Indentures, or to make any other provisions with respect to matters or questions arising under the Indentures which shall not be inconsistent with the provisions of the Indentures or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the holders of any series of debt securities and any related coupons, in the case of Senior Debt Securities, in any material respect;

•

with respect to the Senior Indenture, close the Senior Indenture with respect to the authentication and delivery of additional series of Senior Debt Securities or to qualify, or maintain qualification of, this Indenture under the Trust Indenture Act;

•	with respect to the Senior Indenture, provide for or add or remove guarantors with respect to the Senior Debt Securities of any series;

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with respect to the Senior Indenture, conform any provision contained in the Senior Indenture or any supplement or supplemental indenture thereto to the descriptions of Senior Debt Securities set forth in this “Description of Debt Securities” or the descriptions of such series of Senior Debt Securities contained in any final prospectus supplement or offering memorandum relating to such senior debt securities under the heading “Description of Notes” or similar; or

•	with respect to the Senior Indenture, make any change that does not adversely affect the rights or interests of any holders of any series of debt securities.

Each of the Indentures also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt permitted of all series of Senior Debt Securities and Subordinated Securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the applicable indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of any debt security;

•	reduce the principal amount or premium, if any, or reduce the rate or extend the time of payment of interest on any debt security;

•	reduce any premium or amount payable upon redemption or alter or waive the redemption date;

•	change any obligation to pay any additional amounts, if any;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	modify the subordination provisions of the junior subordinated debt securities in a manner adverse to the holders thereof;

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reduce the percentage of debt securities of any series, the consent of whose holders is required, for any modification of the Indenture or for any waiver compliance with any covenant or default under certain provisions of the Indentures, or reduce the requirements for quorum or voting;

•	with respect to the Senior Indenture, modify any of the amendment or waiver provisions that require each holder’s consent, including waiver of any payment default;

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with respect to the Senior Indenture, make any change that adversely affects the right to convert or exchange any Senior Debt Security or decrease the conversion or exchange rate or increase the conversion or exchange price of any Senior Debt Security; or

•	with respect to the Senior Indenture, adversely affect the ranking of any Senior Debt Securities.

No Personal Liability

No recourse under or upon any obligation, covenant or agreement contained in the Indentures, in any debt securities or coupon appertaining thereto, or because of any indebtedness evidenced thereby, shall be had against any promoter, as such, or against any past, present or future stockholder, officer or director, as such, of us or of any successor, either directly or through us or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the debt securities by the holders thereof and as part of the consideration for the issue of the debt securities.

Concerning the Trustee

Regions Bank is the trustee under both Indentures. We may also maintain banking and other commercial relationships with Regions Bank and its affiliates in the ordinary course of business. The Indentures contain certain limitations on the right of the trustee, should it become a one of our creditors, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. A trustee under the Indentures will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign. In addition, the trustee is under no obligation to exercise any of the rights or powers given it by the applicable Indenture at the request or direction of any holder of debt securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might occur in compliance with such request or direction.

Governing Law

The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete. You should also read our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law. We have filed copies of the Certificate of Incorporation and the Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this prospectus is a part.

We have 325,000,000 shares of capital stock authorized, of which 320,000,000 shares are common stock, par value $1.00 per share, and 5,000,000 shares are preferred stock, par value $1.00 per share. As of March 31, 2021, we had 103,193,145 shares of common stock issued and outstanding (excluding treasury shares), and 0 shares of preferred stock issued and outstanding. All of our issued and outstanding shares of preferred stock are held by our wholly owned insurance company subsidiaries and are therefore not considered to be issued and outstanding for purposes of our consolidated financial statements.

No holders of our capital stock are entitled to preemptive rights.

Common Stock

Dividends. Subject to the rights of the holders of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to such dividends as the Board of Directors may declare out of legally available funds. The issuance of dividends will depend upon, among other factors deemed relevant by the Board of Directors, our financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by our subsidiaries. There is no assurance that we will declare and pay any dividends.

Voting Rights. The holders of our common stock will possess exclusive voting rights in us, except to the extent the Board of Directors specifies voting power with respect to any preferred stock issued. Except as hereinafter described, holders of common stock are entitled to one vote for each share of common stock, but will not have any right to cumulate votes in the election of directors.

Liquidation and Dissolution. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets.

Other Rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights.

Miscellaneous. Any shares of common stock sold hereunder will be fully paid and nonassessable. The transfer agent and registrar for our common stock is EQ Shareowner Services. The common stock is listed on the New York Stock Exchange under the symbol “GL”.

Preferred Stock

Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further stockholder action, to issue a maximum of 5,000,000 shares of preferred stock. Our Board of Directors has the authority to determine or fix the rights, preferences, privileges and other terms and conditions with respect to shares of any series of preferred stock. The following is a general description of the terms of our preferred stock. The particular terms of any series of preferred stock offered hereby will be set forth in a prospectus supplement relating to such securities. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designations adopted by our Board of Directors or a duly authorized committee of our Board of Directors. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series. In all respects, regardless of series, the preferred stock will rank in preference to our common stock as to payment of dividends and as to distribution of our assets upon our liquidation, dissolution or winding up. Upon issuance against full payment of their purchase price, shares of preferred stock will be fully paid and nonassessable.

Dividends. Holders of a series of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors out of any funds legally available for that purpose, dividends in cash at such rates, payable on such dates in each year and in respect of such dividend periods, as stated in our Certificate of Incorporation or the certificate of designations for that series of preferred stock, before any dividends may be declared, paid or set apart for payment upon the common stock or any other class of stock ranking junior to that series of preferred stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the designated dividend amounts has been declared or paid on each other series of preferred stock then issued and outstanding ranking prior to or on a parity with that particular series with respect to the payment of dividends. Dividends on preferred stock may be either cumulative or noncumulative.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of preferred stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices plus accrued dividends, out of our available assets, in preference to the holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, dissolution or winding up.

Redemption and Conversion. Each series of preferred stock will be subject to redemption, if applicable, on such terms, at such prices and on such dates as may be set forth in the applicable certificates of designations. The preferred stock will not be convertible.

Voting Rights. The holders of the preferred stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Globe Life Inc.’s Certificate of Incorporation, including the certificates of designations creating the various series of such stock. Voting rights of the preferred stock will be noncumulative.

Outstanding Preferred Stock

As of March 31, 2021, Globe Life Inc. had 350,862 shares of Cumulative Preferred Stock, Series A, issued and outstanding, of which 279,493 shares are 6.50% Cumulative Preferred Stock, Series A, and 71,369 shares are 7.15% Cumulative Preferred Stock, Series A (collectively, the “Series A Preferred Stock”). All of our issued and outstanding shares of Series A Preferred Stock are held by our wholly owned insurance company subsidiaries.

Holders of the Series A Preferred Stock are entitled to receive, if, when, and as declared by our Board of Directors out of legally available assets, cumulative cash dividends at the stated percentage per annum of the face value, which face value is equal to $1,000 per share of Series A Preferred Stock. These dividends are payable semi-annually in arrears (on each June 30 and December 31 with respect to the 6.50% Series A Preferred Stock, and on each May 15 and November 15 with respect to the 7.15% Series A Preferred Stock). When dividends are not paid in full upon the Series A Preferred Stock and any other parity stock, dividends upon such stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Series A Preferred Stock, and accrued dividends, including any accumulations on such parity stock, bear to each other. In the event that full cumulative semi- annual dividends have not been declared and paid or set apart for payment, we may not declare or pay dividends on or repurchase or redeem our common stock or any other stock ranking junior to the Series A Preferred Stock, except that dividends may be paid in shares, options, warrants or rights. No interest will be payable in respect of any dividend payment that may be in arrears.

We may, at the option of our Board of Directors, redeem the Series A Preferred Stock in whole or in part, in multiples of $1,000,000, at the redemption price of $1,000 per share plus any accrued and unpaid dividends, without interest; provided, however, that we may not redeem less than all of the outstanding Series A Preferred Stock unless full cumulative dividends have been paid for all past dividend periods. Notwithstanding our right to redeem the Series A Preferred Stock, we have no obligation to repurchase or otherwise retire the Series A Preferred Stock by sinking fund or otherwise.

In the event of liquidation, the holders of the Series A Preferred Stock at the time outstanding would be entitled to receive a liquidating distribution out of the assets legally available to stockholders in the amount of $1 thousand per share or $351 million in the aggregate, plus any accrued and unpaid dividends, before any distribution is made to holders of Globe Life Inc. common stock.

Holders of our Series A Preferred Stock do not have any voting rights and are not entitled to elect any directors, except as required by law and as further described below.

If, on the date used to determine stockholders of record for any meeting of stockholders at which directors are to be elected, we have failed to pay, or declare and set aside for payment, full dividends on the Series A Preferred Stock or any other class or series of parity stock for three semi-annual dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock, voting together as a single and separate class with the holders of all outstanding parity stock, will have the right to elect two directors to our Board of Directors, and such right will continue until all dividend payments have been declared and paid or set apart for payment. If and when all rights of holders of our Series A Preferred Stock and parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stockholders under this provision shall immediately terminate. Until all dividend payments have been declared and paid or set apart for payment, any director who has been elected as described above can be removed, at any time, with or without cause, only by the holders of a majority of the Series A Preferred Stock and parity stock entitled to elect such director, at a special meeting of those stockholders called for that purpose, and any vacancy may be filled by a vote of such holders.

So long as any shares of our Series A Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of our Series A Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Series A Preferred Stock and entitled to vote thereon, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•

the authorization, creation or issuance of, or increase in the authorized amount of, any series of preferred stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding-up; or

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any amendment, alteration or repeal of any provision, whether by merger, consolidation or otherwise, of our Certificate of Incorporation that would adversely affect the preferences, rights, powers or privileges of the Series A Preferred Stock.

If an amendment, alteration or repeal described above would adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock, and the affirmative vote or consent of at least two-thirds of the holders in such class shall be required to approve such amendment, alteration or repeal. Our Certificate of Incorporation may be amended to increase the number of authorized shares of common stock or parity or junior preferred stock without the vote of the holders of the outstanding Series A Preferred Stock.

Notwithstanding the foregoing description of voting rights, for as long as the shares of Series A Preferred Stock are owned by our insurance company subsidiaries or any other majority-owned subsidiary, such shares have no voting rights under Delaware law.

Holders of the Series A Preferred Stock have no right to convert such shares into, or exchange them for, shares of any other class or classes or any other series of our capital stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of Delaware Law

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts specified business combinations between us and an “interested stockholder” or its affiliates or associates for a period of three years following the time that the stockholder becomes an “interested stockholder.” In general, an “interested stockholder” is defined for purposes of Delaware law as a stockholder owning 15% or more of our outstanding voting stock. The restrictions do not apply if:

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prior to an interested stockholder becoming such, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by employee stock ownership plans and persons who are both directors and officers of Globe Life Inc.; or

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at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Provisions of Our Certificate of Incorporation and Bylaws

The summary below describes certain provisions of our Certificate of Incorporation and Bylaws which may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our Board of Directors but that a stockholder might consider to be in such stockholder’s best interest.

Number of Directors; Filling Vacancies; Removal of Certain Directors. Our Bylaws provide that the number of directors shall consist of not less than seven nor more than 15 persons, with the exact number to be fixed by a majority vote of the entire Board of Directors. Furthermore, our Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining directors then in office (and not by stockholders), or if all directors have been removed, by a majority vote of the stockholders. Accordingly, absent an amendment to the Bylaws, our Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder’s own nominees. Our directors stand for election at our annual meetings of stockholders for one-year terms, expiring at the next succeeding annual meeting of the stockholders. All directors are elected on an annual basis and each director holds office until his or her successor has been elected and qualified. All directors may be removed by a majority of the outstanding voting stock with or without cause.

Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders can be called only by our Board of Directors by a resolution adopted by a majority of the Board of Directors or upon the written request of holders of 25% of the total voting power of the outstanding stock entitled to vote on the matter or matters proposed to be brought before the proposed special meeting, subject to compliance with certain procedural requirements. Additionally, the business permitted to be conducted at any special meeting of stockholders called by the Board of Directors is limited to the business brought before the meeting by the Board of Directors.

The provisions of our Bylaws permitting special meetings to be called only at the request of a majority of the Board of Directors or upon the written request of holders of 25% of our common stock may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions. Our Bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our Bylaws provide that only persons who are nominated by or at the direction of our Board or by a stockholder who has given timely written notice to our secretary will be eligible for election as our directors. Our Bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our Board or by a stockholder in compliance with the procedures in our Bylaws. A stockholder must give timely written notice to our secretary of such stockholder’s intention to present a matter before an annual meeting of the stockholders.

The advance notice procedures may have the effect of precluding the conduct of certain business at a meeting, including nominations of director candidates, if proper notice is not provided. Additionally, these provisions make it more difficult and time- consuming to bring a matter before our stockholders without the consent of our Board, and thus reduce our vulnerability to an unsolicited takeover proposal.

Issuance of Additional Preferred Stock. Our Certificate of Incorporation authorizes the Board of Directors to create and issue additional preferred stock for such consideration and on such terms as it may determine. The rights assigned to a series of preferred stock by the Board of Directors, including voting, dividend, redemption, liquidation and conversion rights, may delay, discourage or prevent a change in control of Globe Life Inc. For example, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock with preferential voting rights to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

Amendment of Bylaws. Our Certificate of Incorporation and Bylaws grant our Board of Directors the power to alter, amend or repeal our Bylaws, or adopt new Bylaws, by an affirmative vote of a majority of the Board of Directors. Our stockholders may also alter, amend and repeal our Bylaws, or adopt new Bylaws.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. We may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

Upon receipt of notice of any meeting at which the holders of depositary shares are entitled to vote, or of any request for instructions or directions from the holders of depositary shares, the depositary will mail to such holders the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from the holders of depositary shares.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

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if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

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there has been a final distribution in respect of the common stock or preferred stock, including in connection with our liquidation, dissolution or winding-up, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or common stock or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or common stock or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determines to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither we nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which Globe Life and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, to purchase debt securities, common stock, preferred stock, or any combination of these securities. Warrants may be issued by us independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into by us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies, including composite currencies, in which the warrants are exercisable;

•	the date or dates on which the right to exercise the warrants commence and expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent;

•	the periods during which and places at which such warrants are exercisable;

•	the exchanges, if any, on which such warrants may be listed;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised.

Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock or preferred stock will not have any rights of holders of the stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights, if any, of the stock purchasable upon such exercise.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The price per share of our common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contract. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units of securities consisting of two or more of the other securities described in this prospectus in any combination. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to unit agreements or other documents to be issued by us. You should read the particular terms of the unit agreement and/or other documents, which will be described in more detail in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any of the debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts and units being offered hereby in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; and

•	directly by us to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents designated by us may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by us to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If the securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

We may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us and/or the Trusts against certain liabilities, including liabilities under the Securities Act of 1933, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any series of debt securities, preferred stock, stock purchase contracts or stock purchase units, on an exchange, but we shall not be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with us, we may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from us at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by McAfee & Taft A Professional Corporation.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may find additional information about us at our web site at http://www.globelifeinsurance.com. The information on our web site is not part of this prospectus.

This prospectus is a part of the registration statement on Form S-3 that we have filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Globe Life Inc., the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through our website or the SEC’s site.

The SEC’s rules allow us to incorporate by reference information that we file with the SEC into this prospectus. This means we can disclose important information to you by referring you to other documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Globe Life’s Annual Report on Form 10-K for the year ended December 31, 2020;

(2)	Globe Life’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021;

(3)	Globe Life’s Current Reports on Forms 8-K filed with the SEC on February 25, February 26, and May 4, 2021.

(4)	The description of Globe Life Inc.’s common stock contained in a Form 8-K filed with the SEC on June 29, 2012, as amended or updated; and

(5)	All filings made by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations Department, Globe Life Inc., 3700 South Stonebridge Drive, McKinney, Texas 75070 (telephone 972-569-3627).

$

            % Junior Subordinated Debentures Due 2061

PRELIMINARY    PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Morgan Stanley	Wells Fargo Securities

June     , 2021